Execution Version

ASSET PURCHASE AGREEMENT by and between BG STAFFING, LLC, as Buyer, ZYCRON, INC., as Seller, DARRELL S. FREEMAN, as the Selling Person, and BG Staffing, Inc., as BG Parent

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ARTICLE I	PURCHASE OF ASSETS 1

1.1	Purchase of Assets 1

1.2	Excluded Assets 2

1.3	Assumed Liabilities 4

1.4	Excluded Liabilities 4

1.5	Consideration 5

1.6	Earn-Out 5

1.7	Purchase Price Adjustment 8

1.8	Closing 10

1.9	Closing and Post-Closing Deliveries 10

1.10	Further Assurances 12

1.11	Allocation of Purchase Price 12

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SELLER 13

2.1	Organization 13

2.2	Authority 13

2.3	Title to Assets 13

2.4	No Violation 14

2.5	Governmental Consents 15

2.6	Financial Information 15

2.7	Absence of Certain Changes 16

2.8	Taxes 17

2.9	Proceedings 18

2.10	Compliance with Laws 19

2.11	Permits 19

2.12	Employee Matters 19

2.13	Employee Benefit Plans 20

2.14	Business Contracts 21

2.15	Customers 23

2.16	Warranties 24

2.17	Intellectual Property Rights 24

2.18	Environmental Matters 24

91443004.1	i

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2.19	Competing Interests 24

2.20	No Brokers 24

2.21	Investment Intent 24

2.22	No Misrepresentations 25

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF BUYER 25

3.1	Organization 25

3.2	Authority 25

3.3	No Violation 25

3.4	Governmental Consents 26

3.5	No Brokers 26

ARTICLE IV	COVENANTS AND AGREEMENTS 26

4.1	Assistance with Permits and Filings 26

4.2	Transaction Costs 26

4.3	Employee Matters 26

4.4	Transfer Taxes 28

4.5	Tax Responsibility; Tax Information; Tax Proration 28

4.6	Name Change 29

4.7	Discharge of Liabilities 29

4.8	Assignment of Assumed Contracts 29

4.9	Accounts Receivable 29

4.10	Financial Statements for Assets 30

ARTICLE V	INDEMNIFICATION 30

5.1	Indemnification of Buyer 30

5.2	Indemnification of Seller and the Selling Person 31

5.3	Survival 31

5.4	Time Limitation 32

5.5	Limitations on Amount 32

5.6	Right of Setoff 33

5.7	Miscellaneous 34

ARTICLE VI	NONCOMPETITION AND NONSOLICITATION AGREEMENT 34

6.1	Noncompetition and Nonsolicitation 34

ARTICLE VII	MISCELLANEOUS 36

91443004.1	ii

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7.1	Notices 36

7.2	Counterparts 36

7.3	Interpretation 36

7.4	Severability 36

7.5	Binding Effect; Assignment 37

7.6	Entire Agreement; Amendment 37

7.7	Specific Performance; Remedies Not Exclusive 37

7.8	GOVERNING LAW 37

7.9	Drafting 38

7.10	Usage 38

7.11	Certain Definitions 38

7.12	Guaranty by the Selling Person 41

91443004.1	iii

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of April 3, 2017, is made and entered into by and between BG Staffing, LLC, a Delaware limited liability company (“Buyer”), Zycron, Inc., a Tennessee corporation (“Seller”), and, solely for purposes stated herein, (i) Darrell S. Freeman, an individual resident of the State of Tennessee and the sole shareholder of Seller (the “Selling Person”), and (ii) BG Staffing, Inc., a Delaware corporation and the parent corporation of Buyer (“BG Parent”).
WHEREAS, Seller is a provider of temporary and direct-hire staffing services specializing in information technology in the United States (such business, the “Business”);
WHEREAS, Seller desires to sell certain of the assets that are used in connection with the Business, and Buyer desires to purchase such assets from Seller, on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Selling Person will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and as a condition and inducement to Buyer’s execution and delivery hereof, Buyer has required that the Selling Person (i) guarantees certain of Seller’s obligations under this Agreement and (ii) agrees to the noncompetition and nonsolicitation provisions set forth in Article VI hereof.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereto agree as follows:
ARTICLE I
Purchase of Assets
1.1    Purchase of Assets. At the closing of the transactions contemplated by this Agreement (the “Closing” and the date the Closing occurs, the “Closing Date”), Seller shall sell, transfer, assign and deliver to Buyer the Assets, and Buyer shall purchase and take the Assets, on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of Section 1.2, the “Assets” means the tangible and intangible assets used in, generated by or associated with the Business, and specifically includes (please refer to Section 7.12 for definitions of certain capitalized terms used in this Agreement):
(a)    all fixed assets of Seller, including all personal property, office equipment, computers, phone systems, computer equipment, furniture, fixtures and leasehold improvements;
(b)    all Intellectual Property of Seller with respect to the Business, including the Intellectual Property listed on Schedule 2.17;
(c)    the current assets of Seller as reflected on Schedule 1.7(a), including the Acquired Accounts Receivable, or which otherwise have been used for purposes of calculating the Adjusted Net Working Capital;

(d)    all right, title and interest under each of the Customer Contracts, which are listed on Schedule 1.1 (d);
(e)    all right, title and interest under the Temporary Personnel Contracts, which are listed on Schedule 1.1(e);
(f)    all right, title and interest under each of the Billable Staffing Independent Contractor Contracts, which are listed on Schedule 1.1(f);
(g)    all right, title and interest under each of the other contracts listed on Schedule 1.1(g) (collectively, the contracts listed on Schedules 1.1(d), 1.1(e), 1.1(f), and 1.1(g), the “Assumed Contracts”);
(h)    all goodwill related to the Business;
(i)    all right, title and interest in Seller’s trade name “Zycron” and any derivations thereof, except as otherwise listed as an Excluded Asset under Section 1.2(k);
(j)    all Permits used in connection with the Business, including the Permits listed on Schedule 2.11;
(k)    all Records used by Seller in connection with the Business during the five year period immediately preceding the Closing Date, including customer lists, resumes, temporary personnel lists, billable staffing independent contractor lists, referral sources, research and development reports, payroll and billing reports, operating guides and manuals, financial and accounting information, information relating to Staff Employees, Temporary Personnel and Billable Staffing Independent Contractors, creative materials, advertising materials, promotional materials, studies, reports, and correspondence, used in connection with the Business, other than those Records listed as an Excluded Asset under Section 1.2(p); and
(l)    any revenue of the Business generated on the Closing Date.
1.2    Excluded Assets. Notwithstanding the provisions of Section 1.1, it is hereby expressly acknowledged and agreed that the Assets shall not include the following, which are collectively referred to as the “Excluded Assets”:
(a)    any interest in the Real Property, including the land and buildings located at 413 Welshwood Drive, Nashville, Tennessee 37211 (the “Nashville Offices”), 5805 Lee Hwy, Suite 204, Chattanooga, Tennessee 37421 (the “Chattanooga Offices”), 8275 Tournament Drive, Suite 100, Southwind Building B. Memphis, Tennessee 38125 (the “Memphis Offices”) and 15455 Dallas Parkway, Suite 600, Addison, Texas 75001, other than Seller’s interest as tenant in the leases for the Chattanooga Offices and Memphis Offices pursuant to and in accordance with the Lease Assignment Agreements and for the Nashville Offices pursuant to and in accordance with the Nashville Lease Agreement;
(b)    Seller’s Cash Equivalents;

(c)    any employee advances of Seller;
(d)    any prepaid insurance expenses of Seller;
(e)    any intercompany receivables of Seller, including the note receivable representing amounts due to Seller from Zycron Latin America and the note receivable representing amounts due to Seller from the Selling Person;
(f)    any Excluded Accounts Receivable;
(g)    any Tax refunds relating to the operation of the Business or the Assets prior to the Closing Date;
(h)    any Employee Benefit Plans (other than those set forth on Schedule 1.1(g));
(i)    any equity interests of Seller in Reliant Bank or AAC Holdings Inc.;
(j)    the five vehicles leased or owned by Seller listed on Schedule 1.2(j);
(k)    any assets of Zycron Latin America, Zycron Memphis, Inc., Zycron Europe Limited and International Consulting Enterprises, LLC, in each case, that are not used in connection with the Business, including the trade names “Zycron Latin America,” “Zycron Memphis, Inc.,” “Zycron Europe Limited” and “International Consulting Enterprises;”
(l)    any prepaid membership dues of Seller for any private country club membership;
(m)    the condominium owned by the Selling Person and used by an employee of Seller;
(n)    any personal property of the Selling Person that is not used in connection with the Business;
(o)    trophies, plaques, certificates, and other similar items evidencing awards and accomplishments by the Seller;
(p)    the corporate seal, certificate of incorporation, bylaws, minute book and stock book of Seller; and
(q)    any Records (including corporate Records) that have not been used by Seller in connection with the Business during the five year period immediately preceding the Closing Date or that relate solely to any Excluded Asset;
provided, however, that, with respect to the Excluded Assets set forth in Section 1.2(p) and Section 1.2(q) above, Seller shall promptly make such Excluded Assets available to Buyer at Buyer’s request to the extent (i) Buyer has a commercially reasonable need for any such Excluded Asset and (ii) Seller would not be in breach of any confidentiality obligations set forth in such Excluded Asset by providing it to Buyer (and Buyer and Seller shall use their commercially reasonable efforts to enter into such arrangements of confidentiality with each other and/or any third party in order to permit any such prohibited disclosure).
1.3    Assumed Liabilities. At the Closing, Buyer will only assume: (a) the current Liabilities of Seller (not including Indebtedness), which are reflected on Schedule 1.7(a), or which otherwise have been used for purposes of calculating the Adjusted Net Working Capital; (b) any Liabilities of Seller specifically assumed pursuant to and in accordance with the Lease Assignment Agreements and the Nashville Lease Agreement; and (c) Seller’s future performance obligations relating to the operation of the Business after the Closing under the Assumed Contracts; provided, however, that Buyer shall not assume any Liabilities under the Assumed Contracts with respect to any breaches of the Assumed Contracts occurring as a result of or prior to the Closing or any damages to third Persons resulting from acts, events or omissions occurring as a result of or prior to the Closing, in either case, whether or not known by Seller as of the Closing (collectively, the “Assumed Liabilities”).
1.4    Excluded Liabilities. Other than the Assumed Liabilities, Buyer is not assuming any liability or obligation of Seller or the Selling Person of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, “Liabilities”), including, without limitation, those Liabilities set forth below (collectively, the “Excluded Liabilities”):
(a)    Liabilities in respect of any of the Excluded Assets;
(b)    Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring prior to the Closing;
(c)    Liabilities relating to Indebtedness or intercompany payables of Seller;
(d)    Liabilities relating to loans or payables by Seller to the Selling Person or other Liabilities of Seller to the Selling Person;
(e)    Liabilities of Seller or its direct or indirect owner(s) relating to (i) Taxes for any taxable period, whether assessed before or after the Closing Date; (ii) Taxes arising in connection with the consummation of the transactions contemplated by this Agreement; (iii) unpaid Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a successor or transferee by contract or otherwise; (iv) payments to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement with respect to Taxes; or (v) any other Taxes for which Seller or the Selling Person is responsible under Section 4.4 or Section 4.5;
(f)    Liabilities related to Seller’s or the Selling Person’s transaction fees and expenses contemplated in Section 4.2 or otherwise;

(g)    any undisclosed Liability;
(h)    Liabilities incurred other than in the ordinary course of Seller’s business, consistent with past practice;
(i)    Liabilities related to any Employee Benefit Plans;
(j)    Liabilities related to premiums for officer’s life insurance policies that are in place immediately prior to the Closing Date;
(k)    all Liabilities for breach of warranty (whether covered by insurance or not) with respect to services rendered prior to the Closing Date;
(l)    Liabilities relating to any current or former Staff Employee, Temporary Personnel or Billable Staffing Independent Contractor or current or former group of Staff Employees, Temporary Personnel or Billable Staffing Independent Contractors, including any change of control or severance Liabilities, except to the extent accrued for as current Liabilities in Adjusted Net Working Capital;
(m)    Liabilities related to any Real Property, except any Liabilities of Seller specifically assumed pursuant to and in accordance with the Lease Assignment Agreements or the Nashville Lease Agreement;
(n)    Liabilities of Zycron Latin America, Zycron Memphis, Inc., Zycron Europe Limited and International Consulting Enterprises, LLC; and
(o)    any other Liability that is not an Assumed Liability.
1.5    Consideration. Buyer is assuming the Assumed Liabilities and agrees to pay Seller and the Selling Person an aggregate of $20,000,000, in accordance with this Section 1.5 and subject to adjustment as provided in Section 1.7 (the “Purchase Price”), of which the Parties agree that (a) $500,000 will constitute consideration for the acquisition of all of Seller’s right, title and interest in the trade names used in the Business, including “Zycron” and any derivations thereof, (b) $19,025,000 will constitute consideration for the acquisition of the other Assets from Seller, and (c) $475,000 will constitute consideration for Seller and the Selling Person entering into the agreements and covenants set forth herein, including Section 6.1. The Purchase Price shall be paid as follows: (i) $18,500,000 of the Purchase Price shall be paid by Buyer to Seller at Closing in cash by wire transfer of immediately available funds to the account(s) specified in Schedule 1.5(a), (ii) $500,000 of the Purchase Price (the “Holdback Amount”) shall be held by Buyer until the procedures contemplated by Section 1.7 are completed as partial security for (1) any Purchase Price Adjustment in Buyer’s favor pursuant to Section 1.7, and (2) the indemnification of the Buyer Indemnitees by Seller pursuant to Article V, and (iii) BG Parent shall issue and deliver to Seller 70,670 shares of BG Parent’s common stock, par value $0.01 per share (collectively, the “BG Parent Shares”), in the amount(s) and the name(s) specified in Schedule 1.5(b), at Closing.
1.6    Earn-Out.

(a)    Year One Earn-Out Payment. With respect to the period of time beginning on (and including) the first day of Buyer’s first full accounting month after the Closing Date (such first day being April 24, 2017) and ending on (and including) the last day of the twelfth consecutive full accounting month following the Closing Date (such last day being April 29, 2018) (such period of time, “Year One”), Seller shall be entitled to the following aggregate amount (if any) based upon the COH for Year One (any such payment, the “Year One Earn-Out Payment”):
(i) if COH for Year One is less than or equal to $4,000,000, then Seller shall not be entitled to any Year One Earn-Out Payment;
(ii) if the COH for Year One is greater than $4,000,000 but less than $4,600,000, then Seller shall be entitled to receive a Year One Earn-Out Payment that is equal to: $1,500,000 multiplied by the result of: (1) (the COH for Year One minus $4,000,000) divided by (2) $600,000; or
(iii) if the COH for Year One is greater than or equal to $4,600,000, then Seller shall be entitled to receive a Year One Earn-Out Payment that is equal to $1,500,000.
(b)    Year Two Earn-Out Payment. With respect to the period of time beginning on (and including) the first day of Buyer’s thirteenth full accounting month after the Closing Date (such first day being April 30, 2018) and ending on (and including) the last day of the 24th consecutive full accounting month following the Closing Date (such last day being April 28, 2019) (such period of time, “Year Two”), Seller shall be entitled to the following aggregate amount (if any) based upon the COH for Year Two (any such payment, the “Year Two Earn-Out Payment”):
(i) if the COH for Year Two is less than or equal to $4,000,000, then Seller shall not be entitled to any Year Two Earn-Out Payment;
(ii) if the COH for Year Two is greater than $4,000,000 but less than $5,300,000, then Seller shall be entitled to receive a Year Two Earn-Out Payment that is equal to the positive difference, if any, resulting from: (1) [$3,000,000 multiplied by the result of: (A) (the COH for Year Two minus $4,000,000) divided by (B) $1,300,000 minus (2) the Year One Earn-Out Payment (if any); or
(iii) if the COH for Year Two is greater than or equal to $5,300,000, then Seller shall be entitled to receive a Year Two Earn-Out Payment that is equal to $3,000,000 minus the Year One Earn-Out Payment (if any).
For illustrative purposes only, if the COH for Year One is $4,500,000, then Seller shall be entitled to receive an aggregate Year One Earn-Out Payment that is equal to $1,250,000, which equals $1,500,000 multiplied by the result of (1) $4,500,000 minus $4,000,000 (i.e., $500,000) divided by (2) $600,000. In addition, for illustrative purposes only, if the COH for the following year (i.e., Year Two) is $5,000,000, then Seller shall be entitled to receive an aggregate Year Two

Earn-Out Payment that is equal to $1,057,692.31, which equals (1) [$3,000,000 multiplied by the result of: (A) ($5,000,000 minus $4,000,000) divided by (B) $1,300,000] minus (2) $1,250,000.
(c)    Calculation of COH. For purposes of this Section 1.6, “COH” (or Contribution to Overhead) shall be calculated by Buyer in good faith and in accordance with Buyer’s accounting methods, policies, practices and procedures and shall mean, for each applicable year (e.g., Year One and Year Two), (x) the revenue earned by the Business for such year, minus (y) the cost of services to the Business for such year, which shall include billable staffing independent contractor payments, the temporary payroll, the temporary payroll Taxes, temporary benefits paid by Buyer or its Affiliates with respect to the Business, fees and costs associated with the Patient Protection and Affordable Care Act, and worker’s compensation insurance cost associated with the temporary payroll, minus (z) expenses relating to the branch of the Business, which shall not include any allocation of corporate overhead. For purposes of clarity, the COH in any given year shall be limited to those costs and expenses described above, only as they relate to the Business and shall not include costs solely attributable to Buyer’s overall enterprise or administrative expenses related thereto. An example of the calculation of COH is set forth on Schedule 1.6(c).
(d)    Payment of Earn-Out. The Earn-Out Payments, if any, shall be paid by Buyer to Seller in accordance with Section 1.5 within 60 days after the last day of the applicable twelve-month period (e.g., Year One and Year Two) for which such Earn-Out Payment is calculated; provided, that the conditions for payment of such Earn-Out Payment as set forth in this Section 1.6 have been satisfied and subject to Section 5.6; and provided, further, that any dispute as to the applicable Earn-Out Payment has been resolved pursuant to Section 1.6(e). For each fiscal month during Year One and Year Two, Buyer agrees to deliver to Seller, within 30 days after the end of such fiscal month, a statement showing the calculation of the COH (each, a “COH Statement”) for such fiscal month and the cumulative COH for the applicable twelve-month period that includes such fiscal month. The COH Statement covering Year One or Year Two, as applicable, shall include a calculation of the resulting Earn-Out Payment, if any, and is referred to herein as an “Annual COH Statement.”
(e)    Procedure for Objecting to Calculation of COH. Buyer shall deliver to Seller the Annual COH Statement within 60 days after the end of Year One or Year Two, as applicable. Seller, the Selling Person, and their representatives shall have the right to review all financial information and operational information of the Business material to the good faith calculation of an Annual COH Statement. If Seller has not given any notice of objection with respect to an Annual COH Statement within ten days after its delivery by Buyer, then the calculation of COH for the period covered by such Annual COH Statement shall be as set forth in such report. If, however, Seller has given a written notice of objection with respect to an Annual COH Statement specifying the items and amounts to which Seller is objecting within the applicable ten-day period, then Buyer and Seller shall attempt to resolve their differences in good faith. If Buyer and Seller cannot agree on appropriate changes to be made to such Annual COH Statement within ten days after the delivery of Seller’s objection notice to the disputed Annual COH Statement, then Buyer and Seller shall submit such disputed Annual COH Statement, along with the written objections of Buyer and Seller, to the Independent Accounting Firm. Buyer and Seller shall request the Independent Accounting Firm to determine only those aspects of the Annual COH Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement, within 30 days after the request. Buyer and Seller shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the Parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Annual COH Statement and the objections of Buyer and Seller and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Parties (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties.
(f)    Accounting of Business and Post-Closing Conduct. From and after the Closing through the end of Year Two (the “Earn-Out Period”), solely for purposes of calculating any Earn-Out Payment, Buyer shall consistently apply its revenue recognition practices, and all other methods of Buyer’s accounting practices, with respect to the Business, in the usual, regular and ordinary course of Buyer’s business in all material respects, and otherwise in accordance with GAAP, and not engage in any practice intended to have the effect of (i) postponing to periods after Year One or Year Two revenues received by the Business that would otherwise be expected (based on past practice) to be recognized during such year, as applicable, or (ii) accelerating to Year One or Year Two any amounts that would reduce the COH that would otherwise be expected (based on past practice) to be recognized after such year, as applicable. Seller understands, acknowledges and agrees that, after Closing, Buyer shall be entitled to manage and operate the Business in the interest of BG Parent and its stockholders. However, as of the date hereof, the Parties intend that Seller will have a reasonable opportunity to earn the Earn-Out Payments, subject to and in accordance with this Section 1.6. During the Earn-Out Period, Buyer will operate the Business in good faith and deal fairly with Seller regarding the management of the Business and the administration of the provisions of this Section 1.6.
1.7    Purchase Price Adjustment. An adjustment amount (“Purchase Price Adjustment”), if any is due, shall be paid by the appropriate Party, in the manner and at the time set forth in this Section 1.7.
(a)    Preparation of Closing Date Net Working Capital. Within 120 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement of the current assets and current Liabilities of Seller as of the Closing Date (the “Closing Date Net Working Capital Statement”) for purposes of specifically determining the Adjusted Net Working Capital of the Business as of the Closing Date. The Closing Date Net Working Capital Statement shall be unaudited but will be prepared in conformity with GAAP in all material respects and otherwise consistent with Seller’s past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, as the Financial Information. An example calculation of the net working capital of the Business is set forth in Schedule 1.7(a).
(b)    Payment of Purchase Price Adjustment.
(i)    If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is greater than the Target Net Working Capital, such excess amount and the Holdback Amount (subject to Section 5.6) shall be paid by Buyer to Seller.
(ii)    If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is less than the Target Net Working Capital and such deficit is greater than the Holdback Amount, Seller shall pay to Buyer the amount by which such deficit amount exceeds the Holdback Amount and Buyer shall retain the Holdback Amount.
(iii)    If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is less than the Target Net Working Capital and such deficit is less than the Holdback Amount, Buyer shall pay to Seller the amount by which the Holdback Amount exceeds such deficit (subject to Section 5.6) and retain the remainder of the Holdback Amount.
(iii)    The Purchase Price Adjustment described in this Section 1.7(b) shall be paid within five Business Days after its determination in accordance with this Section 1.7(c) and shall be paid by wire transfer to the account designated by the payee in writing to the payor; provided, that any dispute as to the Purchase Price Adjustment has been resolved pursuant to Section 1.7(c).
(c)    Procedure for Objecting to Calculation of Adjusted Net Working Capital. If Seller has not given any notice of objection with respect to the Closing Date Net Working Capital Statement within 60 days after its delivery by Buyer, then the calculation of Adjusted Net Working Capital described in this Section 1.7 shall be based on the Closing Date Net Working Capital Statement. If, however, Seller has given a written notice of objection with respect to the Closing Date Net Working Capital Statement specifying the items and amounts to which Seller is objecting within the applicable 60-day period, then Buyer and Seller shall attempt to resolve their differences in good faith. If Buyer and Seller cannot agree on appropriate changes to be made to the Closing Date Net Working Capital Statement within ten days after the delivery of Seller’s objection notice to the Closing Date Net Working Capital Statement, then Buyer and Seller shall submit the Closing Date Net Working Capital Statement, along with the written objections of Buyer and Seller, to the Independent Accounting Firm. Buyer and Seller shall request the Independent Accounting Firm to determine only those aspects of the Closing Date Net Working Capital Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement, within 30 days after the request. The Purchase Price Adjustment described in this Section 1.7 shall be based on the Closing Date Net Working Capital Statement as adjusted to take into account the Independent Accounting Firm’s determinations of those matters that are in controversy. Buyer and Seller shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the Parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Closing Date Net Working Capital Statement, Schedule 1.7(a) and the objections of Buyer and Seller and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Parties (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties.
(d)    The Purchase Price shall also be subject to adjustment if any of the Assumed Contracts or other Assets are not fully assignable and transferable to Buyer without any material change in their respective terms, unless such changes are reasonably acceptable to Buyer, and Seller is unable to provide an Assignment Alternative as defined in, and in accordance with, Section 4.8. So long as Seller is in compliance with Section 4.8, Buyer shall have no right to adjust the Purchase Price based on this Section 1.7(d) and no indemnification rights under Article V for failure to comply with Section 4.8 as a result of an Assumed Contract or other Asset not being fully assignable or transferable as of Closing. Buyer and Seller shall cooperate in good faith and fair dealing in the event an adjustment to the Purchase Price is required under this Section 1.7(d) in order to establish a reasonable and fair amount of such adjustment. Buyer shall be entitled to setoff and apply any and all Purchase Price Adjustments owing to Buyer by Seller against the amounts, if any, owing to Seller by Buyer in respect of this Agreement. Such setoff is not the sole and exclusive remedy of Buyer.
1.8    Closing. The Closing shall take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201, or via facsimile or portable document format (pdf), with originals to follow via overnight delivery, immediately following the execution and delivery of this Agreement and the delivery of all of the items listed in Section 1.9. The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date.
1.9    Closing and Post-Closing Deliveries. Contemporaneously with, and subsequent to, as applicable, the execution and delivery of this Agreement:
(a)    Seller will endorse and deliver to Buyer any certificates of title and such other documents and instruments as may be necessary under applicable Law to effect or record the transfer of any Asset for which ownership is evidenced by a certificate of title, if any, to Buyer and to convey to Buyer good and marketable title in such Assets, free and clear of any Liens, other than Permitted Liens;
(b)    Seller will execute and deliver to Buyer a Bill of Sale conveying the Assets to Buyer, which is attached hereto as Exhibit A;

(c)    Buyer and Seller will execute and deliver to each other an Assignment and Assumption Agreement evidencing the assumption by Buyer of the Assumed Liabilities, which is attached hereto as Exhibit B;
(d)    Buyer and Seller will execute and deliver to each other a Lease Assignment and Assumption Agreement with respect to the Memphis Offices and Chattanooga Offices, in form and substance reasonably satisfactory to Buyer and Seller (collectively, the “Lease Assignment Agreements”), which includes as an exhibit thereto the consent of the respective owners of the Memphis Offices and Chattanooga Offices to the Lease Assignment Agreements, and Seller and such owners will deliver to Buyer occupancy to the Memphis Offices and Chattanooga Offices;
(e)    Buyer and Seller will execute and deliver to each other a Lease Agreement with respect to the Nashville Offices, which is attached hereto as Exhibit C (the “Nashville Lease Agreement”), pursuant to which Buyer will lease the Nashville Offices from Seller for a one-year team (with two successive one-year renewal terms at Buyer’s option) at an annual rental rate of $120,000 per year, and Seller will deliver to Buyer occupancy to the Nashville Offices;
(f)    B G Staff Services, Inc. and Darrell S. Freeman will execute and deliver to each other an employment agreement, which is attached hereto as Exhibit D;
(g)    B G Staff Services, Inc. and Steven Howard Smith will execute and deliver to each other an employment agreement, which is attached hereto as Exhibit E;
(h)    Seller will deliver to Buyer executed UCC Termination Statements or other evidence satisfactory to Buyer, such as payoff letters, to evidence the release of any and all Liens on the Assets, other than Permitted Liens;
(i)    Seller will deliver to Buyer all third Person consents that are necessary for the transfer of any Assets, including the Assumed Contracts, in accordance with Section 4.8;
(j)    Seller will deliver to Buyer, no later than five Business Days prior to the Closing Date, copies of the Certificates of Insurance;
(k)    Seller will execute and deliver to Buyer such other assignments, releases, consents to assignment and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and in substance to Buyer as reasonably requested by Buyer in order to convey to Buyer all right, title and interest in and to the Assets in the manner provided for in this Agreement;
(l)    except to the extent listed as an Excluded Asset under Section 1.2(p), Seller will deliver to Buyer or otherwise make reasonably available during normal business hours the originals or copies of all of Seller’s books, Records, ledgers, disks, proprietary information and other data relating to the Assets and the Business and all other written or electronic depositories of information relating to the Assets and the Business, including any log-in information and passwords necessary to access such information (except for the Purchase Price);
(m)    Seller will deliver to Buyer evidence reasonably satisfactory to Buyer that the Tax Clearance Certificates (as defined in Section 2.8(b)) have been requested by Seller from the applicable Governmental Bodies in Alabama, Colorado, Kentucky, Pennsylvania, Tennessee and Texas on or prior to the date of this Agreement;
(n)    to the extent permitted by applicable Law, Seller will deliver to Buyer such certificates or instruments necessary for the transfer of the Assets to be free of any Transfer Tax, including, without limitation, a properly completed Statement of Occasional Sale (Texas Comptroller of Public Accounts Form 01-917) executed by Seller certifying that the transfer of the Assets qualifies as an “occasional sale” within the meaning of Section 151.304(b)(2) of the Texas Tax Code; and
(o)    Buyer and Seller will execute and deliver to each other a Trademark Assignment Agreement evidencing the assignment by Seller to Buyer of the trademark “Zycron”, which is attached hereto as Exhibit F.
1.10    Further Assurances. At or after the Closing, and without further consideration, (a) Seller will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order to fully convey and transfer the Assets to Buyer and to put Buyer in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising rights with respect thereto and (b) Buyer will execute and deliver to Seller such further instruments as Seller may reasonably request in order to effect Buyer’s assumption of the Assumed Liabilities from Seller.
1.11    Allocation of Purchase Price. Attached as Schedule 1.11 is a proposed allocation of the Purchase Price (which for purposes of this Section 1.11 includes any Liabilities required to be treated as part of the Purchase Price for U.S. federal income tax purposes) among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.5. For a period of 30 days after the Adjusted Net Working Capital has become final and binding pursuant to Section 1.7, Seller and Buyer shall work together to seek an agreement on the proposed allocation. Seller and Buyer acknowledge and agree that the only changes to the proposed allocation shall be those required by Earn-Out Payments and Net Working Capital adjustments, and any such amounts with respect to Earn-Out Payments and Net Working Capital ajustments (excluding imputed interest) will be treated as an increase or decrease (as the case may be) in goodwill. If Seller and Buyer are unable to reach an agreement regarding such allocation during such 30-day period (or by such other deadline as Seller and Buyer agree in writing), Buyer and Seller shall submit their disagreement to the Independent Accounting Firm to be resolved in accordance with the limitations to the changes in allocation set forth in the immediately preceding sentence. The final allocation, whether as prepared by Seller and not timely objected to by Buyer, as agreed by the Parties or as determined by the Independent Accounting Firm (the “Final Allocation”), shall be final and binding on all Parties. Except as required pursuant to a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign Law) or as otherwise provided herein, Seller, Buyer, the Selling Person and all of their respective Affiliates shall file all Tax Returns in a manner consistent with the Final Allocation and shall take no position inconsistent therewith (including in any amended Tax Returns, claims for refund or audits or examination by any Governmental Body or any other Proceedings) on any Tax Return or in connection with any Proceeding regarding Taxes; provided, however, that nothing herein shall prevent a Party from settling any proposed deficiency or adjustment by any Governmental Body based on the Final Allocation and no Party will be required to litigate any proposed adjustment by any Governmental Body challenging such Final Allocation. In the event that the Final Allocation is disputed by any Governmental Body, the Party receiving the notice of the contest shall provide the other Parties with prompt written notice thereof (which in any event shall be provided within 30 days of receiving notice of contest from the Governmental Body). Any fees and expenses of the Independent Accounting Firm to resolve a dispute in accordance with this Section 1.11 shall be borne 50% by Seller and 50% by Buyer. To the extent reasonably requested by any Party, subject to the foregoing, Buyer and Seller shall reasonably cooperate in the filing of any forms with respect to such allocation, including any required amendments to such forms. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation. Any adjustments to the Purchase Price and the Earn-Out Payments (excluding imputed interest), if any, shall be allocated among the Assets as set forth in the Final Allocation.
ARTICLE II
Representations and Warranties of Seller
Seller hereby represents and warrants to Buyer as follows:
2.1    Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Tennessee. Seller has full power to own its properties and to conduct the Business as presently conducted. Seller is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which Seller’s assets are located or in which the Business as presently conducted makes such qualification necessary. Seller is required as a result of the Business to be qualified to do business as a foreign entity in the jurisdictions set forth in Schedule 2.1, and Seller is so qualified in such jurisdictions. Set forth in Schedule 2.1 is a list of all assumed names under which Seller operates the Business and all jurisdictions in which any of such assumed names is registered. There is no pending or, to the Knowledge of Seller, threatened Proceeding for the dissolution, liquidation, insolvency or rehabilitation of Seller.
2.2    Authority. Seller and the Selling Person have all requisite corporate and individual (as applicable) power, authority and capacity to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Seller and the Selling Person pursuant to this Agreement (collectively, the “Seller Documents”). The execution, delivery and performance by Seller and the Selling Person of each Seller Document has been duly authorized by all necessary corporate and individual (as applicable) action on the part of Seller and the Selling Person. This Agreement and the other Seller Documents have been duly executed and delivered by Seller and the Selling Person. This Agreement and each of the other Seller Documents are legal, valid and binding agreements of Seller and the Selling Person, enforceable against Seller and the Selling Person in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). The Selling Person is the holder of all of the issued and outstanding equity interests of Seller, and no other Person owns any equity interest in Seller or has the right to acquire an equity interest in Seller.
2.3    Title to Assets.
(a)    Set forth in Schedule 2.3(a) is a complete list of (i) the street address of all real property leased by Seller and used in connection with the Business (the “Real Property”) and (ii) each other tangible asset of Seller that is used in, generated by or associated with the Business. Except for the Excluded Assets listed on Schedule 1.2(j), there are no vehicles owned or leased by Seller and used in or associated with the Business. Seller does not own any real property used in connection with the Business, other than the Nashville Offices.
(b)    The Assets, together with the Excluded Assets, constitute all of the assets of Seller that are used in or associated with the Business and constitute all assets necessary to carry on the Business as currently conducted. No assets of Zycron Latin America, Zycron Memphis, Inc., Zycron Europe Limited or International Consulting Enterprises are used in connection with the Business.
(c)    Seller has good and marketable title to all of the Assets it owns, or purports to own, and a valid leasehold interest in all leased assets included within the Assets, free and clear of any Liens other than Permitted Liens. The execution and delivery of the Seller Documents by Seller at the Closing will convey to and vest in Buyer good and marketable title to the Assets, free and clear of any Liens other than Permitted Liens, or in the case of leased assets, the execution and delivery of the Seller Documents by Seller at the Closing will convey to and vest in Buyer a valid leasehold interest, free and clear of any Liens other than Permitted Liens. The Assets, including any Assets held under leases or licenses: (i) are in good condition and repair, ordinary wear and tear excepted and (ii) are in good working order and, to the Knowledge of Seller, have been properly and regularly maintained.
(d)    The Real Property is zoned for a classification that permits the continued use of the Real Property in the manner currently used by Seller. To the Knowledge of Seller, improvements included in the Real Property were constructed in full compliance with, and remain in full compliance with, all applicable Laws, covenants, conditions and restrictions affecting the Real Property. Final, unconditional certificates of occupancy have been issued for the improvements on the Real Property permitting the existing use of such improvements, true and complete copies of which have been provided to Buyer. There are no actions pending or, to the Knowledge of Seller, threatened that would alter the current zoning classification of the Real Property or alter any applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Real Property in the Business. Seller has not received notice from any insurance company or Governmental Body of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. No fact or condition exists or, to the Knowledge of Seller, is threatened that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property.
2.4    No Violation. Neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including the sale of the Assets to Buyer, will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a material default (or an event that with notice or lapse of time or both would constitute a breach or default) under, or result in the creation of any Lien on the Assets other than Permitted Liens pursuant to, or relieve any Person of any material obligation to Seller or the Selling Person or give any Person the right to terminate or accelerate any material obligation under, any certificate of formation, operating agreement, charter provision, bylaw or any contract, agreement, Permit or Law to which Seller or the Selling Person is a party or by which Seller, the Selling Person or any of the Assets or the Business is in any way bound or obligated.
2.5    Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Seller or the Selling Person in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement, except for such consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business or the consummation of the transactions contemplated by this Agreement.
2.6    Financial Information.
(a)    Attached as Schedule 2.6 are true and complete copies of (i) (1) the audited consolidated balance sheet of Seller for Seller’s 2015 and 2016 fiscal years and the related audited consolidated income statements of Seller for the corresponding periods then ended, and (2) the interim unaudited consolidated balance sheet of Seller as of February 28, 2017 (the “Latest Balance Sheet”) and the related unaudited consolidated income statements of Seller for the corresponding period then ended, (ii) a detailed aging summary of the Acquired Accounts Receivable and the Excluded Accounts Receivable, aged by invoice date and customer (the “Aged A/R Report”), as of the date of the Latest Balance Sheet, (iii) a detailed report of Seller’s prepaid expenses, including a description of each prepaid expense and the value assigned to each, as of the date of the Latest Balance Sheet, (iv) a detailed report of Seller’s fixed assets, including a description of each fixed asset and the value assigned to each, as of the date of the Latest Balance Sheet, (v) a detailed aging summary of Seller’s accounts payable, aged by due date (the “Aged A/P Report”), as of the date of the Latest Balance Sheet, (vi) a detailed report of Seller’s accrued incentives and bonuses, including a description of each accrued incentive and bonus and the value assigned to each, as of the date of the Latest Balance Sheet, (vii) a detailed report of Seller’s accrued payroll, as of the date of the Latest Balance Sheet (collectively, items (i) – (vii) above, the “Financial

Information”). The Financial Information presents fairly in all material respects the financial condition of the Business as a whole (or in the case of clauses (ii) through (vii), the items specified therein) at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP. The Financial Information does not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Information has been prepared from the books and Records of Seller, which accurately and fairly reflect in all material respects the transactions of, acquisitions and dispositions of assets by and incurrence of Liabilities by the Business.
(b)    Seller does not have any Liabilities of or relating to the Business except for: (i) Liabilities reflected on the Latest Balance Sheet; (ii) current Liabilities incurred in the ordinary course of business, consistent with past practice, after the date of the Latest Balance Sheet; and (iii) ordinary course performance obligations under agreements entered into by Seller in the ordinary course of business, consistent with past practice, (including the Business Contracts), which Liabilities in the case of (ii) and (iii) above are not required by GAAP to be reflected in the Latest Balance Sheet.
(c)    All Acquired Accounts Receivable that are reflected in the Financial Information represent valid obligations arising from services actually performed by Seller or on its behalf in the ordinary course of the Business. Except to the extent paid prior to the Closing Date, such Acquired Accounts Receivable are current and collectible net of any respective reserves shown in the Financial Information, which reserves are adequate and calculated consistent with past practice in the ordinary course of the Business. Each of such Acquired Accounts Receivable either has been or will be collected in full, net of such respective reserves, without any setoff, within 120 days after the Closing Date.
2.7    Absence of Certain Changes. Since January 1, 2016 and through the Closing Date, Seller has operated the Business in the ordinary course of business, consistent with past practice, and there has not been:
(a)    any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, Assets or Liabilities of the Business or with respect to the manner in which Seller conducts the Business;
(b)    any change by Seller in its accounting methods, principles or practices relating to the Business;
(c)    the termination of employment (whether voluntary or involuntary) of any officer or key employee of Seller employed in the Business or the termination of employment (whether voluntary of involuntary) of employees of Seller employed in the Business in excess of historical attrition in non-executive personnel, except as set forth on Schedule 2.7(c);
(d)    any waiver by Seller of any material rights related to the Business or the Assets;

(e)    any other transaction, agreement or commitment entered into or affecting the Business or the Assets that obligates Seller to make acquisitions, dividends or repurchases, bonuses, material increases in compensation, capital expenditures or borrowings outside amounts approved in Seller’s budget, except in each case in the ordinary course of business and consistent with past practice; or
(f)    any agreement or understanding to do or resulting in any of the foregoing.
2.8    Taxes.
(a)    Except as set forth on Schedule 2.8: All Tax Returns (including income, property, sales, transfer, use, franchise, withholding, single business, social security and unemployment Tax Returns) required to be filed by Seller and the Selling Person that encompass or relate in any manner to the Assets or the Business have been timely filed, and, to the Knowledge of Seller, all such Tax Returns are true, correct and complete and have been prepared in substantial compliance with all applicable Laws. All Taxes (whether or not shown on any Tax Return) that are due and payable by Seller, or relating to the Assets or the Business that are due and payable by the Selling Person have been timely paid. Seller is not currently the beneficiary of any extension of time with which to file any Tax Return. Seller and the Selling Person do not expect any taxing authority to assess any additional Taxes relating to the Seller or the Assets or the Business for any period for which Seller and the Selling Person have filed Tax Returns. No Tax deficiency has been proposed or assessed against Seller, and Seller has not executed any waiver of any statute of limitations on the assessment or collection of any Tax. No Tax audit, action, suit, Proceeding, investigation or claim is now pending or, to the Knowledge of Seller, threatened against Seller, and no issue or question has been raised (and is currently pending) by any taxing authority in connection with Seller’s Tax Returns. To the Knowledge of Seller, no claim has ever been made by a taxing authority in a jurisdiction in which Seller does not currently file Tax Returns that Seller is or may be subject to Tax by that jurisdiction, and, to the Knowledge of Seller, there is no basis for any such claim. Seller has timely withheld or collected from each payment made to each of its employees, independent contractors, creditors, stockholders and other payees the full amount of any and all Taxes required to be withheld or collected therefrom and has timely paid the same to the proper Tax authorities or authorized depositaries and all federal, state and local Tax Returns required with respect to such payments have been completed. Without limiting the generality of the foregoing, Seller has properly administered (including the proper preparation of all returns and reports), and complied with, applicable Laws in connection with the federal earned income credit and the advance payments thereof (and any equivalent rules for state and local Tax purposes). Except with respect to Taxes not yet due and payable, there are no Liens for unpaid Taxes on the Assets and no claim for unpaid Taxes has been made by any Tax authority that could give rise to any such Lien and, to the Knowledge of Seller, there is no basis for any such Lien. None of the Assets being transferred includes any stock, partnership interests, limited liability company interests, legal or beneficial interests or any other equity interests in or of any Person, and none of the Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of

Subtitle A of the Code. To the Knowledge of Seller, none of the Assumed Liabilities includes: (i) an obligation to make a payment that is not deductible under Section 280G of the Code; (ii) an obligation to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes; (iii) an obligation under any Record retention, transfer pricing, closing or other agreement or arrangement with any Governmental Body that will survive the Closing or impose any Liability on Buyer after the Closing; (iv) an obligation under any and all agreements, contracts, arrangements and plans to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person; or (v) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign Law). The unpaid Taxes of Seller (A) did not, as of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than a reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in the notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing their Tax Returns. To the Knowledge of Seller, there are no Taxes of the Seller or Selling Person for which Buyer may become liable as a result of the transactions contemplated by this Agreement.
(b)    On or prior to the date of this Agreement, Seller has requested certificates (whether called a “certificate of no tax due”, a “tax clearance certificate” or documents to the same effect) from the applicable Governmental Bodies in Alabama, Colorado, Kentucky, Pennsylvania, Tennessee and Texas stating that any outstanding Taxes have been paid or that no Taxes are due (collectively, the “Tax Clearance Certificates”). To the Knowledge of Seller, there are no other states or local jurisdictions in which Buyer may be subject to liability for the payment of Taxes of Seller (or Seller’s predecessors in interest) or Taxes required to be collected and remitted by Seller (or Seller’s predecessors in interest) as a result of the transactions contemplated by this Agreement.
(c)    “Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including: (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, escheat, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers’ compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, occupation, premium, registration and gains taxes; (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind; (iii) interest, penalties and additions to tax imposed with respect thereto; and (vi) any transfer Liability in respect of any item described in clause (i), (ii), or (iii) payable by reason of contract, assumption, transferee Liability, operation of Law, Treasury Regulation section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Law), or otherwise.

(d)    “Tax Return” means any return, report, notice or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.
2.9    Proceedings. There are currently no pending or, to the Knowledge of Seller, threatened Proceedings by any Person against Seller relating to or concerning the Business or to which any of the Assets may be subject. Seller is not subject to or bound by any currently existing judgment, order, writ, injunction or decree that relates to the Business or the Assets.
2.10    Compliance with Laws. Seller is materially complying with, and has at all times materially complied with, each applicable statute, law (including common law), ordinance, decree, order, rule or regulation of any Governmental Body, including all federal, state, local and foreign laws relating to zoning and land use, occupational health and safety, employment, immigration and labor matters and all rules and regulations relating thereto (collectively, “Laws”).
2.11    Permits. Seller owns or possesses from each appropriate Governmental Body all right, title and interest in and to all Permits issued by any Governmental Body necessary to conduct the Business. Each Permit is described in Schedule 2.11 and is included within the Assets and is fully transferable to Buyer without any material modification or payment. No loss or expiration of any such Permit is pending or, to the Knowledge of Seller, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof and that may be renewed in the ordinary course of business without lapsing.
2.12    Employee Matters.
(a)    Schedule 2.12(a) sets forth a true and complete list of all executive and staff employees of Seller (the “Staff Employees”), including the name, title or job description, compensation and benefits for each Staff Employee.
(b)    Schedule 2.12(b) sets forth a true and complete list of all temporary personnel of Seller (the “Temporary Personnel), including the name, pay rate, bill rate and customer assignment for each Temporary Personnel, and whether such Temporary Personnel maintains H-1B nonimmigrant status as of the date hereof, or is expected to obtain H-1B nonimmigrant status after Closing. Except for the Temporary Personnel indicated on Schedule 2.12(b) as maintaining nonimmigrant status (or expecting to obtain H-1B nonimmigrant status after Closing) (each, a “H-1B Hired Employee” and collectively, the “H-1B Hired Employees”), no other employee of Seller maintains H-1B nonimmigrant status as of the date hereof.
(c)    Schedule 2.12(c) sets forth a true and complete list of all billable staffing independent contractors used or engaged by Seller in connection with the Business (the “Billable Staffing Independent Contractors”), including the name, pay rate, bill rate and customer assignment for each Billable Staffing Independent Contractor. The Billable Staffing Independent Contractors are not, and have never been, “employees” of Seller under applicable Laws.

(d)    Seller maintains for each Staff Employee, Temporary Personnel and Billable Staffing Independent Contractor all forms, Records, and other documents required by federal, state and local Law, including Laws relating to immigration, workers’ compensation, Taxes, withholding, earned income credit, unemployment compensation and wage and hour compliance. Seller has performed with respect to each Staff Employee, Temporary Personnel and Billable Staffing Independent Contractor, such investigations, background checks, reviews and other inquiries as required by Law and as are consistent with those performed by other companies engaged in the business of providing temporary staffing and employment services.
(e)    Seller does not have any collective bargaining, union or labor agreements, contracts or other arrangements with any group of Staff Employees, Temporary Personnel and Billable Staffing Independent Contractors, labor union or employee representative and there is no organizational effort currently being made or, to the Knowledge of Seller, threatened by or on behalf of any labor union with respect to the Staff Employees, Temporary Personnel or Billable Staffing Independent Contractors. Seller has not experienced, and, to the Knowledge of Seller, there is no basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business. Seller has no plan or commitment, whether legally binding or not, to increase the compensation payable or to become payable to directors, managers, officers, Staff Employees, Temporary Personnel or Billable Staffing Independent Contractors.
2.13    Employee Benefit Plans.
(a)    Set forth in Schedule 2.13(a) is a complete and correct list of all “Employee Benefit Plans.” The term “Employee Benefit Plans” means any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other bonus, incentive compensation, deferred compensation, profit sharing, stock purchase, severance, retirement, health, life, accidental death and dismemberment, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, phantom stock, performance share, supplemental unemployment, layoff, consulting, or fringe benefit plan, agreement, policy, or arrangement (whether written or oral, qualified or nonqualified, currently effective or terminated, funded or unfunded), sponsored, maintained, contributed to or required to be contributed to by Seller for the benefit of any current or former employee or other service provider of Seller in connection with the Business, or any dependent or beneficiary thereof. No Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any individual residing or working outside the United States.
(b)    Seller has provided to Buyer a true and complete copy of (i) each Employee Benefit Plan, including all amendments thereto and all written interpretations thereof, and (ii) the most recent summary plan description and any summaries of material modifications made thereto. No Employee Benefit Plan provides any Billable Staffing Independent Contractor with any of the benefits described in Section 2.13(a). Except as set forth in Schedule 2.13(a), Seller has no formal plan or commitment, whether legally binding or not, to create any new Employee Benefit Plan or change any existing Employee Benefit Plan that would affect any Staff Employee, Temporary Personnel or Billable Staffing Independent Contractor, or any dependent or beneficiary thereof. Seller has provided Buyer all documentation and other information related to the Employee Benefit Plans that has been requested by Buyer.
(c)    None of the Employee Benefit Plans is, and Seller has never sponsored, maintained, contributed to or been required to contribute to: (i) a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA; (ii) a “multiemployer welfare arrangement” as defined in Section 3(40) of ERISA; (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA and to which Seller or any entity within the same “controlled group” as Seller within the meaning of Section 4001(a)(14) of ERISA contribute or have an obligation to contribute or (iv) a plan subject to Title IV of ERISA.
(d)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan.
(e)    Each Employee Benefit Plan is now and has been operated in material compliance with its terms and with all applicable Laws including, without limitation, the Code, ERISA, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”), the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state Law (“COBRA”), the Patient Protection and Affordable Care Act, the regulations and authorities published thereunder. Seller has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and no party is in default or otherwise in violation of, any Employee Benefit Plan.
(f)    There is no pending or, to Knowledge of Seller, threatened Proceeding relating to an Employee Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the four years prior to the date hereof been the subject of an examination or audit by a Governmental Body or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Body.
(g)    Other than as required under COBRA, no Employee Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason. Schedule 2.13(g) sets forth, on a de-identified basis in compliance with HIPAA, each Staff Employee or Temporary Personnel, or former Staff Employee or Temporary Personnel, of Seller who is receiving continuation coverage under COBRA as of the date hereof and specifies what level of coverage such individual currently has under COBRA.
(h)    Seller expressly acknowledges that Buyer will not assume any Employee Benefit Plans of Seller or take on any Liability relating to any Employee Benefit Plans of Seller except as otherwise expressly stated in this Agreement.
2.14    Business Contracts.
(a)    Schedule 1.1(d) lists each agreement (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Seller is a party or beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated with respect to providing staffing services, including all customer contracts, purchase orders and statements of work (collectively, the “Customer Contracts”). Each Customer Contract represents the entire agreement between Seller and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Customer Contract will continue to be binding in accordance with its terms following the Closing Date, and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Customer Contract (with or without the lapse of time or giving of notice, or both).
(b)    Schedule 1.1(e) lists each agreement (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Seller is a party or beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated relating to the Temporary Personnel (collectively, the “Temporary Personnel Contracts”). Each Temporary Personnel Contract represents the entire agreement between Seller and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Temporary Personnel Contract will continue to be binding in accordance with its terms following the Closing Date, and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Temporary Personnel Contract (with or without the lapse of time or giving of notice, or both).
(c)    Schedule 1.1(f) lists each agreement (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Seller is party or beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated relating to the Billable Staffing Independent Contractors (collectively, the “Billable Staffing Independent Contractor Contracts”). Each Billable Staffing Independent Contractor Contract represents the entire agreement between Seller and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Billable Staffing Independent Contractor Contract will continue to be binding in accordance with its terms following the Closing Date, and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Billable Staffing Independent Contractor Contract (with or without the lapse of time or giving of notice, or both).

(d)    Seller has delivered to Buyer true, correct and complete copies of each Certificate of Insurance with respect to the Business, including those relating to each Customer Contract and each Billable Staffing Independent Contractor Contract (collectively, the “Certificates of Insurance”). Each Certificate of Insurance is in full force and effect on the date hereof and is in compliance with the terms of the applicable Customer Contract or Billable Staffing Independent Contractor Contract to which it relates and with applicable Law.
(e)    Schedule 2.14(e) lists the following agreements (whether written or oral and including all amendments and supplements thereto) relating to the Business to which Seller is a party or beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated, which is not listed in Schedules 1.1(d), 1.1(e) and 1.1(f) (collectively with the agreements and policies listed in Schedules 1.1(d), 1.1(e), and 1.1(f), the “Business Contracts”): (i) real estate leases; (ii) agreements evidencing, securing or otherwise relating to any Indebtedness for which Seller is, directly or indirectly, liable; (iii) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other Assets; (iv) agreements pursuant to which Seller is entitled or obligated to either acquire any assets from, or sell any assets to, a third Person; (v) insurance policies; (vi) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; and (vii) agreements with or for the benefit of the Selling Person, or any director, manager, officer or employee of Seller employed in the Business, or any Affiliate or immediate family member thereof.
(f)    Seller has delivered to Buyer a true, correct and complete copy of each written Business Contract and a written, detailed summary of each material term of each oral Business Contract. Each Business Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). Seller has performed all of its obligations under each Business Contract, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of Seller or, to the Knowledge of Seller, on the part of any other Person under any Business Contract. There has been no termination or notice of default or, to the Knowledge of Seller, any threatened termination under any Business Contract. To the Knowledge of Seller, no party to any Business Contract intends to alter its relationship with the Business as a result of or in connection with the acquisition contemplated by this Agreement.
2.15    Customers. Set forth on Schedule 2.15(a) is a complete list of all customers of Seller whom Seller has performed services for since the beginning of Seller’s 2015 fiscal year (the “Customers”), which list indicates the amount of revenues attributable to each such Customer, during Seller’s 2015 fiscal year, 2016 fiscal year, and during the 2017 interim period ended on the date of the Latest Balance Sheet. Except as set forth on Schedule 2.15(b), none of the Customers has notified Seller of any intention or, to the Knowledge of Seller, threatened to terminate or materially alter its relationship with Seller, and to the Knowledge of Seller, there is no reason the acquisition of the Business by Buyer would likely terminate or materially alter such relationships. There has been no material change in pricing or pricing structure (other than changes in the ordinary course of business, consistent with past practice) with any Customer, there has been no material reduction in the level of purchases of services by any Customer and there has been no material dispute with a Customer, in each case since the beginning of Seller’s 2015 fiscal year.
2.16    Warranties. Seller has committed no act, and, to the Knowledge of Seller, there has been no omission by Seller, that would reasonably be expected to give rise to any Liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to services rendered prior to the Closing Date.
2.17    Intellectual Property Rights. Set forth on Schedule 2.17 is a complete list of all Intellectual Property. Seller has the right to use all Intellectual Property used by Seller or necessary in connection with the operation of the Business without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and Seller is not obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. All Intellectual Property included within the Assets is fully transferable to Buyer without any material modification or payment. To the Knowledge of Seller, no Person is infringing the rights of Seller in any of its Intellectual Property. Seller has, and at Closing Buyer will receive, the right to use the name “Zycron” including derivations thereof, and all trade names, domain names, email addresses and logos used by Seller in connection with the Business.
2.18    Environmental Matters. Seller has conducted the Business in material compliance with all applicable Environmental Laws, including without limitation by having all Permits required under any applicable Environmental Law in connection with any aspect of the operation of the Business. Seller has not received any written notices, demand letters or requests for information from any Governmental Body or other Person indicating that Seller may be in violation of, or liable under, any Environmental Law in connection with the Business or relating to any of the Assets. No Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law on, to or from any Real Property or as a result of any activity of Seller in the operation of the Business or otherwise, and no Person or property has been exposed to Hazardous Substances in violation of any applicable Environmental Law in connection with the operation of the Business. Seller, in connection with the Business, nor any of the Assets is subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law. Seller has satisfied and is currently in compliance with all financial responsibility requirements, if any, applicable to the operation of the Business and imposed by any Governmental Body under any Environmental Laws.
2.19    Competing Interests. Except as set forth on Schedule 2.19, neither the Selling Person, nor any director, manager, officer or management-level employee of Seller, nor any Affiliate of the Selling Person (each, a “Related Party”): (a)  owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of Seller (in respect of the Business) or that otherwise has material business dealings with Seller (in respect of the Business); or (b) is a party to, or otherwise has any direct or indirect interest opposed to Seller under, any Business Contract or other business relationship or arrangement.
2.20    No Brokers. Other than to CHILDS Advisory Partners, Seller and the Selling Person have not incurred, nor will they incur, any Liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.
2.21    Investment Intent. Each of Seller and the Selling Person (a) understands that the issuance of the BG Parent Shares pursuant to this Agreement has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities Laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the BG Parent Shares solely for Seller or the Selling Person’s own account for investment purposes, and not with a view to the distribution thereof in violation of the Securities Act or any state securities Laws, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning BG Parent and its Affiliates and has had the opportunity to obtain additional information as desired to evaluate the merits and the risks inherent in holding the BG Parent Shares, (e) is able to bear the economic risk and lack of liquidity inherent in holding the BG Parent Shares, (f) acknowledges that the BG Parent Shares shall contain a legend substantially in the form set forth in Schedule 2.21, and (g) is an Accredited Investor (as defined in Regulation D promulgated under the Securities Act).
2.22    No Misrepresentations. The representations, warranties and statements made by Seller and the Selling Person in or pursuant to this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or, to the Knowledge of Seller, omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not materially misleading.
ARTICLE III
Representations and Warranties of Buyer
Buyer represents and warrants to Seller as follows:
3.1    Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
3.2    Authority. Buyer has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer pursuant to this Agreement (collectively, the “Buyer Documents”). The execution, delivery and performance by Buyer of each Buyer Document has been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Buyer Documents have been duly executed and delivered by Buyer. This Agreement and each of the other Buyer Documents are legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

3.3    No Violation. The execution, delivery and performance of this Agreement and the other Buyer Documents by Buyer will not conflict with or result in the breach of any term of, or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach of default) under any certificate of formation, operating agreement, charter provision or bylaw or under any material agreement, order or Law to which Buyer is a party or by which Buyer is in any way bound or obligated that will prevent Buyer from consummating the transactions contemplated by this Agreement.
3.4    Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement.
3.5    No Brokers. Buyer has not incurred, nor will it incur, any Liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.
ARTICLE IV
Covenants and Agreements
4.1    Assistance with Permits and Filings. Each Party will furnish the other Parties with all information concerning such Party that is required for inclusion in any application or filing made by the requesting Party to or with any Governmental Body in connection with the transactions contemplated by this Agreement. Seller will use commercially reasonable efforts to assist Buyer in obtaining any Permits, or any consents to assignment related thereto, that Buyer will require in connection with the continued operation of the Assets and the Business after the Closing.
4.2    Transaction Costs. Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Seller will pay all transaction costs and expenses (including legal, accounting and other professional fees) that Seller or the Selling Person incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including any brokers’ or finders’ fees or agents’ commissions payable to CHILDS Advisory Partners in connection with this Agreement or the transactions contemplated hereby.
4.3    Employee Matters.
(a)    Effective as of the Closing Date, Buyer will offer employment to the Staff Employees listed on Schedule 4.3. A Staff Employee of the Business to whom an offer of employment is made by Buyer and who accepts such offer shall become a staff employee of Buyer on the day such person reports, if at all, to work for Buyer (such a staff employee is hereinafter referred to as a “Transferred Staff Employee”). For twelve months following the Closing Date, each Transferred Staff Employee will be eligible to participate in Buyer’s employee benefit plans on the same or similar basis as Buyer’s other similarly situated staff employees; provided, however, that Buyer shall full discretion to establish the wages, hours and terms of employment for all Transferred Staff Employees. Seller and Buyer agree that the alternative procedure described in Section 5 of Revenue Procedure 2004-53, 2004-2 CB 320, will apply to the Transferred Staff Employees. Seller and Buyer will reasonably cooperate and provide such information and documentation as each of them may reasonably request of the other to implement the alternative procedure for the Transferred Staff Employees.
(b)    Seller will be responsible for providing continuation coverage as required by Section 4980B of the Code or similar requirements of state Law (“COBRA Continuation Coverage”) for all Transferred Staff Employees, Staff Employees, former Staff Employees, any current or former Temporary Personnel (to the extent applicable), and their dependents where the qualifying event as defined in Section 4980B of the Code (the “Qualifying Event”) occurs on or before the Closing Date. Buyer will be responsible for COBRA Continuation Coverage only for all Transferred Staff Employees and their respective dependents where the Qualifying Event occurs after the Closing Date. Except as provided above in this Section 4.3, from and after the Closing Date, Buyer (or any legal successor) will have sole discretion over the promotion, retention or termination of the Transferred Staff Employees.
(c)    Buyer shall not be obligated to recognize a Transferred Staff Employee’s service with Seller for the purpose of accruing or vesting in any benefit under a Buyer retirement plan but shall recognize such service for the purpose of computing entitlement to vacations and sick pay, if any, under any Buyer employee benefit plan, to the extent permitted under applicable Law. Notwithstanding the foregoing, any severance and/or vacation benefits payable upon termination of employment will be based on the Transferred Staff Employee’s actual years of service with Buyer beginning on the Closing Date. Buyer and Seller agree that any and all Liabilities with respect to accrued vacation benefits arising under applicable Law as a result of the transactions contemplated hereby that are not specifically assumed by Buyer in connection with the calculation of Adjusted Net Working Capital (such non-assumed accrued vacation benefits, the “Retained Longevity Benefits”) shall be retained by Seller and shall be paid and discharged in full by Seller when and if due. To the extent Seller is obligated to pay Retained Longevity Benefits to Transferred Staff Employees, Buyer and Seller shall cooperate in good faith in the payment and discharge of such Retained Longevity Benefits in full when and if due. If such payment is more conveniently processed through Buyer’s payroll, Buyer shall pay the Retained Longevity Benefits of Transferred Staff Employees and Seller shall promptly reimburse Buyer for any payment of Retained Longevity Benefits made by Buyer.
(d)    This Section 4.3 is an agreement solely between Seller and Buyer. Nothing in Section 4.3, whether express or implied, shall be considered to be a contract between Seller or Buyer and any other Person, or shall confer upon any Staff Employee or Temporary Personnel of Seller, any staff employee of Buyer, any Transferred Staff Employee or any other Person, any rights or remedies that such Person did not already have, including (i) any right to employment or recall, (ii) any right to continued employment of any specified Person, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever

(e)    Notwithstanding anything in this Section 4.3 to the contrary, Buyer shall succeed to the immigration interests and obligations of Seller with respect to the H-1B Hired Employees and shall become the employer of the H-1B Hired Employees for purposes of applicable U.S. immigration Laws. Buyer shall update and maintain the required information in each such H-1B Hired Employee’s public access files, including executing a sworn statement assuming liability for the obligations, liabilities, and undertakings arising from, or under attestation made by, Seller in the labor condition applications certified by the U.S. Department of Labor. Buyer shall abide by the U.S. Department of Labor’s regulations applicable to labor condition applications, maintain a copy of the sworn statement in the H-1B public access file for each H-1B Hired Employee, and make the sworn statement available to any member of the public or official of the U.S. Department of Labor upon request.
(f)    The Parties hereby acknowledge that for purposes of this Section 4.3 only, the term “Buyer” shall also be deemed to include B G Staff Services Inc.
4.4    Transfer Taxes. Seller shall pay and be responsible for any sales, use, excise, transfer, recording, stamp, conveyance, value added, or similar Taxes resulting from the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”), and shall indemnify and hold Buyer and its Affiliates harmless for any such Taxes. Buyer and Seller shall reasonably cooperate to minimize any such Transfer Taxes.
4.5    Tax Responsibility; Tax Information; Tax Proration.
(a)    Notwithstanding any other provision in this Agreement, Seller and the Selling Person, as applicable, shall be responsible for any and all Taxes, including any and all income and capital gains Taxes and franchise or other Taxes based on overall gross or net income of Seller, resulting from the consummation of the transactions contemplated by this Agreement and shall be responsible for Transfer Taxes in accordance with Section 4.4.
(b)    Seller and Buyer will provide the other Parties with such cooperation and information as each of them may reasonably request of the other in filing any Tax Return, determining a Liability for Taxes or a right to refund of Taxes or in conducting any audit or Proceeding in respect of Taxes and supporting all applicable exemptions for Transfer Taxes, but only with respect to Taxes imposed upon or related to the Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns, or portions thereof, imposed upon or related to the Assets or the Business, together with associated schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each Party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.
(c)    With respect to any personal property, ad valorem and other similar Tax (“Property Taxes”), including payments in-lieu-of Property Taxes, assessed on any of the Assets for a Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the Liability for such Property Taxes shall be prorated on a daily basis between

Buyer and Seller as of the Closing Date, with Seller being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period, and with Buyer being liable for the remainder of such Property Taxes. Prior to the Closing Date, Buyer and Seller shall jointly, in good faith, estimate the amount of Property Taxes payable by Seller with regard to a Straddle Period pursuant to this Section 4.5(c) and Buyer shall receive a credit against the amount due by Buyer at Closing. When the actual amount of Property Taxes are known, Buyer and Seller shall readjust the amount of Property Taxes for which Seller are liable in accordance with this Section 4.5(c) (by means of a payment from Seller to Buyer or Buyer to Seller, as the case may be).
(d)    Promptly after Seller receives the Tax Clearance Certificates requested pursuant to Section 2.8(b), Seller will deliver a copy of such Tax Clearance Certificates to Buyer.
4.6    Name Change. Promptly following the Closing, Seller will change its name and the name (including any “d/b/a’s”) of any Affiliates, including Zycron Memphis, Inc., but not including Zycron Latin America or Zycron Europe Limited, to names bearing no similarity to “Zycron, Inc.” With regards to “Zycron Europe Limited”, the Parties acknowledge and agree that no name change will occur because such entity is being liquidated and dissolved in accordance with applicable laws of the United Kingdom.
4.7    Discharge of Liabilities. Seller shall pay or otherwise discharge, on or prior to the due date therefor and otherwise in accordance with the terms thereof, all Excluded Liabilities.
4.8    Assignment of Assumed Contracts. Seller shall use its commercially reasonable efforts to obtain and deliver to Buyer within 30 Business Days after the Closing Date, all third Person consents that are necessary for the assignment and transfer of the Assumed Contracts and any other Asset to Buyer without any material change in their respective terms, unless such changes are reasonably acceptable to Buyer. If Seller is unable to obtain any such third Person consent, then, at the direction of Buyer, Seller shall (each of the below alternatives, an “Assignment Alternative”):
(a)    use its commercially reasonable efforts to cause such third Person to enter into a new agreement with Buyer upon terms and conditions substantially similar to the applicable agreement between the third Person and Seller; or
(b)    use its commercially reasonable efforts to bestow to Buyer the claims, rights and benefits of Seller under such Assumed Contract or Asset until such consent is obtained. Without limiting the generality of the foregoing, Seller and Buyer will cooperate to establish an arrangement (including through a subcontracting, subleasing, sublicensing, agency or similar arrangement to the extent not prohibited under such Assumed Contract or by Law), effective as of the Closing Date and reasonably satisfactory to Buyer and Seller, under which

Buyer would obtain, to the maximum extent possible, the claims, rights and benefits of Seller under such Assumed Contract or Asset.
4.9    Accounts Receivable.
(a)    Seller shall promptly deliver to Buyer any payment received by, or on behalf of, Seller with respect to the Acquired Accounts Receivable purchased by Buyer pursuant to this Agreement. To the extent that all or any portion of an Acquired Accounts Receivable purchased by Buyer pursuant to this Agreement is not collected by Buyer within 120 days following the Closing Date, after notice by Buyer to Seller to such effect, Seller shall promptly purchase such Acquired Accounts Receivable from Buyer for an amount equal to the full amount of such uncollected Acquired Accounts Receivable and Seller shall thereafter have the right to pursue collection of such Acquired Accounts Receivable.
(b)    Buyer shall promptly deliver to Seller any payment received by, or on behalf of, Buyer with respect to the Excluded Accounts Receivable not purchased by Buyer pursuant to this Agreement (or any Acquired Accounts Receivable that are purchased by Seller pursuant to the second sentence of Section 4.9(a)). Seller may collect payment on the Excluded Accounts Receivable not purchased by Buyer pursuant to this Agreement.
(c)    In pursuing collection of any Acquired Accounts Receivable purchased by Seller pursuant to the second sentence of Section 4.9(a) and any Excluded Accounts Receivable not purchased by Buyer pursuant to this Agreement, Seller agrees to use its commercially reasonable efforts to preserve Buyer’s goodwill and ongoing business relationship with any customers of the Business.
4.10    Financial Statements for Assets. Promptly following the Closing, Seller will prepare and provide to Buyer and its Affiliates such historical financial statements (including footnotes and supporting records and data with respect to the Assets and any required audit of such financial statements by Buyer’s independent public accountants) and other information and data as are reasonably requested by Buyer to allow Buyer and its Affiliates to prepare and file with the Securities and Exchange Commission the historical and pro forma financial statements with respect to the Assets required by applicable U.S. federal securities laws, including Items 2.01 and 9.01 of Form 8-K under the Securities Exchange Act of 1934, as amended, and/or to permit or maintain the effectiveness of any registration statement under the Securities Act. The cost of preparing and providing the foregoing financial statements, information and data and any related audit to Buyer and its Affiliates shall be borne entirely by Seller.
ARTICLE V
Indemnification
5.1    Indemnification of Buyer. Seller will indemnify, defend and hold Buyer, its Affiliates and their respective directors, managers, officers, employees and agents (collectively, the “Buyer Indemnitees”) harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all Proceeding costs and expenses and reasonable attorneys’ fees and expenses (collectively, “Losses”) that any Buyer Indemnitee may suffer or incur as a result of or relating to:
(a)    the breach of any representation or warranty made by Seller in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(b)    the breach of any agreement made by Seller in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(c)    the breach of any fiduciary duty or other claim arising as a result of or prior to the Closing Date under or with respect to any Employee Benefit Plans of Seller;
(d)    any Liability of Seller, other than the Assumed Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring as a result of or prior to the Closing, including any Liability of Seller relating to or arising from the classification of persons used in the Business as “employees” or “independent contractors”; or
(e)    any Taxes of Seller or the Selling Person for any taxable period, whether before or after the Closing Date, Taxes of Seller or the Selling Person arising out of or resulting from the Assets and Business prior to the Closing Date, any Liability of Seller or the Selling Person for unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state or local law), or as a successor or transferee by contract or otherwise, or payments pursuant to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement regarding Taxes or any other Taxes for which Seller or the Selling Person are responsible under Section 4.4 or Section 4.5.
5.2     Indemnification of Seller and the Selling Person. Buyer will indemnify, defend and hold Seller, the Selling Person, their respective Affiliates, and their respective directors, managers, officers, employees and agents (collectively, the “Seller Indemnitees”) harmless from any and all Losses that any Seller Indemnitee may suffer or incur as a result of or relating to:
(a)    the breach of any representation or warranty made by Buyer in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(b)    the breach of any agreement made by Buyer in this Agreement or pursuant hereto or any allegation by a third Person that, if true, would constitute such a breach;
(c)    the failure of Buyer to perform and discharge its duties and obligations in full, in a due and timely manner, with respect to the Assumed Liabilities; or
(d)    any Liability of Buyer, other than the Excluded Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities or operation of the Business with respect to any period of time (or portion thereof) occurring after the Closing.
5.3    Survival. Subject to Section 5.4, the representations and warranties, covenants and agreements of Seller and Buyer made in or pursuant to this Agreement, the Seller Documents and the Buyer Documents will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
5.4    Time Limitation.
(a)    After the Closing Date, a Buyer Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than those made in Section 2.1 (Organization), Section 2.2 (Authority), Section 2.3(c) (Title to Assets), Section 2.4 (No Violation), Section 2.8 (Taxes), Section 2.13 (Employee Benefit Plans), Section 2.18 (Environmental Matters), Section 2.19 (Competing Interests), Section 2.20 (No Brokers) and Section 2.21(g) (Investment Intent) (collectively, the “Seller Fundamental Representations”), as to which a claim may be made at any time prior to 45 days after expiration of the statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions and waivers thereof)), only if on or before the date that is 18 months after the Closing Date, the Buyer Indemnitee notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Buyer Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.1(b), (c), (d) and (e) and claims based upon intentional misrepresentation or common law fraud committed by Seller or the Selling Person in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.
(b)    After the Closing Date, a Seller Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than those made in Section 3.2 (Authority) and Section 3.3 (No Violation) (collectively, the “Buyer Fundamental Representations”), as to which a claim may be made at any time prior to 45 days after expiration of the statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions and waivers thereof)), only if on or before the date that is 18 months after the Closing Date, the Seller Indemnitee notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Seller Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.2(b) and (c) and claims based upon intentional misrepresentation or common law fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.
5.5    Limitations on Amount.
(a)    Seller.
(i)    Seller shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II unless and until the aggregate Losses claimed under Section 5.1 exceeds $100,000 (the “Threshold Amount”); provided, however, that (1) if the aggregate Losses claimed under Article V exceeds the Threshold Amount, Seller’s Liability shall relate back to and include the first dollar of the aggregate Losses so claimed, and (2) the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Seller Fundamental Representations, (B) indemnification pursuant to Sections 5.1(b), (c), (d) and (e), and (C) claims based upon common law fraud committed by Seller or the Selling Person in connection with this Agreement or the transactions contemplated hereby.
(ii)    Seller’s aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II shall not exceed $2,300,000 (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not be applicable with respect to (1) breaches of the Seller Fundamental Representations, for which the aggregate Liability of Seller and the Selling Person for Losses under this Article V shall not exceed the aggregate cash proceeds payable to Seller and the Selling Person pursuant to this Agreement (which, for the avoidance of doubt, shall include the consideration payable for the purchase of the Assets and the agreements and covenants set forth herein, including Article VI, as set forth in Section 1.5, and any Earn-Out Payments actually received by Seller in accordance with Section 1.6) (such amount, the “Purchase Price Cap”), (2) indemnification pursuant to Sections 5.1(b), (c), (d) and (e), for which no limitation shall apply, and (3) claims based upon intentional misrepresentation or common law fraud committed by Seller or the Selling Person in connection with this Agreement or the transactions contemplated hereby, for which no limitation shall apply.
(b)    Buyer.
(i)    Buyer shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III unless and until the aggregate Losses claimed under Section 5.2 exceeds the Threshold Amount; provided, however, that (1) if the aggregate Losses claimed under Article V exceeds the Threshold Amount, Buyer’s Liability shall relate back to and include the first dollar of the aggregate Losses so claimed, and (2) the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Buyer Fundamental Representations, (B) indemnification pursuant to Sections 5.2(b), and (c), and (C) claims based upon intentional misrepresentation or common law fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby.
(ii)    Buyer’s aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III shall not exceed the Indemnification Cap; provided, however, that the Indemnification Cap shall not be applicable with respect to (1) breaches of the Buyer Fundamental Representations, for which the aggregate Liability of Buyer for Losses under this

Article V shall not exceed the Purchase Price Cap, (2) indemnification pursuant to Sections 5.2(b), and (c), for which no limitation shall apply, and (3) claims based upon intentional misrepresentation or common law fraud committed by Buyer in connection with this Agreement or the transactions contemplated hereby, for which no limitation shall apply.
5.6    Right of Setoff. With respect to any claim for indemnification under this Article V or any other breach of contract claim under this Agreement or any other Seller Document, Buyer is hereby authorized to setoff and apply any and all claims owing by Seller to Buyer or a Buyer Indemnitee against the obligations, if any, owing by Buyer to Seller in respect of this Agreement, including any Earn-Out Payment that may have otherwise been payable pursuant to Section 1.6 and any Purchase Price Adjustment and/or payment of the Holdback Amount that may have otherwise been payable pursuant to Section 1.7. Such setoff is not the sole and exclusive remedy of Buyer.
5.7    Miscellaneous.
(a)    Any specific Loss for which a Buyer Indemnitee or a Seller Indemnitee would otherwise be entitled to indemnification under the terms of this Article V shall not be an indemnifiable Loss to the extent such Loss is reflected in the calculation of the Purchase Price as finally determined in accordance with Section 1.7 of this Agreement. A Buyer Indemnitee shall not be entitled to indemnification under the terms of this Article V for the uncollected amount of an Acquired Accounts Receivable if the full amount of such uncollected Acquired Accounts Receivable is repurchased from Buyer by Seller in accordance with Section 4.9(a).
(b)    Each of the representations and warranties in Articles II and III that contains any “material adverse change,” “in all material respects,” or other materiality (or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification for purposes of this Article V.
ARTICLE VI
Noncompetition and Nonsolicitation Agreement
6.1    Noncompetition and Nonsolicitation.
(a)    Restrictive Covenants. In consideration of the transactions contemplated by this Agreement, including the purchase of the Assets (and the goodwill associated therewith) and the Business, Seller and the Selling Person covenant to Buyer that, for a period beginning on the Closing Date and continuing until five years after the Closing Date (the “Non-Competition Period”), without the prior written consent of Buyer (which consent may be withheld in the sole and absolute discretion of Buyer), Seller, any Affiliate of Seller, the Selling Person, and any Affiliate of the Selling Person (each, a “Covenanting Person”) will not, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person): (x) engage in, or have any financial interest in any other Person that engages in, the business of marketing or providing temporary or direct-hire staffing services within the

United States of America (a “Competing Business”); (y) solicit or influence, or attempt to solicit or influence, any customer or any potential customer of the Business, Buyer or Buyer’s Affiliates, or any Person that is, or during the period preceding the Closing Date was, a purchaser of services from Seller, Buyer or their respective Affiliates, to purchase any staffing services from any Competing Business; or (z) solicit, entice, induce or hire any Person who is an employee, temporary personnel or billable staffing independent contractor of the Business, Buyer or Buyer’s Affiliates, or who becomes an employee, temporary personnel or billable staffing independent contractor of the Business, Buyer or Buyer’s Affiliates, to become employed or independently contracted by any other Person or to leave his or her employment with the Business, Buyer or Buyer’s Affiliates or cease independently contracting for the Business, Buyer or Buyer’s Affiliates, or approach any such employee, temporary personnel or billable staffing independent contractor for such purpose or authorize or knowingly approve the taking of such actions by any other Person.
(b)    Exception. It will not be a violation of the restrictive covenants set forth in Section 6.1(a) for a Covenanting Person to either invest in publicly-traded equity securities constituting less than one percent of the outstanding securities of such class, or operate the businesses of Zycron Latin America, S3 Asset Management or any successor entity thereto in a manner that does not violate the restrictive covenants set forth in Section 6.1(a).
(c)    Equitable Relief. Seller and the Selling Person acknowledge and agree that Buyer would be irreparably harmed by any breach of the restrictive covenants set forth in Section 6.1(a) and that, in addition to all other rights and remedies available to Buyer at Law or in equity, Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such breach and without the necessity of posting bond. If any Covenanting Person breaches Section 6.1(a), the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such breach began until such violation permanently ceases.
(d)    Representations. Seller and the Selling Person represent to Buyer that each is willing and able to engage in businesses that are not restricted pursuant to this Section 6.1 and that enforcement of the restrictive covenants set forth in this Section 6.1 will not be unduly burdensome to Seller or the Selling Person. Seller and the Selling Person acknowledge that their agreement to the restrictive covenants set forth in this Section 6.1 is a material inducement and condition to Buyer’s willingness to enter into this Agreement and the other Buyer Documents, to consummate the transactions contemplated hereby and thereby and to perform Buyer’s obligations hereunder and thereunder. Seller and the Selling Person acknowledge and agree that the restrictive covenants and remedies set forth in this Section 6.1 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).
(e)    Court Modification. Notwithstanding the foregoing, if the restrictive covenants set forth in this Section 6.1 are found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of Buyer and its Affiliates, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 6.1 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).
ARTICLE VII
Miscellaneous
7.1    Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth Business Day after being mailed by certified mail, return receipt requested, (c) the next Business Day after delivery to a recognized overnight courier or (d) upon transmission and confirmation of receipt by an email or facsimile operator if sent by email or facsimile, to the Parties at the following email addresses or facsimile numbers (or to such other address, email address or facsimile number as such Party may have specified by notice given to the other Parties pursuant to this provision):

if to Buyer:	with copies to:

BG Staffing, LLC 5850 Granite Parkway, Suite 730 Plano, Texas 75024 Attention: L. Allen Baker, Jr. Email: abaker@bgstaffing.com
Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201
Attention: William P. Bowers
                   Paul S. Conneely
Facsimile: (214) 855-8200
Email: bill.bowers@nortonrosefulbright.com
           paul.conneely@nortonrosefulbright.com

if to Seller or the Selling Person:	with copies to:

Zycron, Inc. 413 Welshwood Drive Nashville, Tennessee 37211 Attention: Darrell S. Freeman Email: dfreeman7@icloud.com	Butler Snow LLP 150 3rd Avenue South, Suite 1600 Nashville, Tennessee 37201 Attention: George V. Crawford III Facsimile: (615) 651-6701 Email: George.Crawford@butlersnow.com

7.2    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a Party’s execution hereof will be deemed to be delivered by such Party to any other Party hereto until such delivering Party has received signature pages from all Parties signatory to this Agreement.

7.3    Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and will not in any way affect the meaning or interpretation of this Agreement.
7.4    Severability. Subject to Section 6.1(e), the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any Party.
7.5    Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs, devisees, legal representatives and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller or Buyer without the prior written consent of Buyer or Seller, as applicable, and any purported assignment or delegation in violation hereof will be null and void; provided, that notwithstanding the foregoing, Buyer may assign this Agreement and any of the provisions hereof to any of its financing sources as collateral security; and provided, further, however, that no such assignment shall release Buyer of any of its obligations thereof set forth in this Agreement. Except pursuant to a collateral assignment as permitted by the preceding sentence, this Agreement is not intended to confer any rights or benefits on any Persons other than the Parties hereto.
7.6    Entire Agreement; Amendment. This Agreement, together with the Confidentiality Agreement, dated as of March 4, 2016, between BG Staffing, Inc. and CHILDS Advisory Partners, and the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated hereby, contain the entire understanding of the Parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. All statements of Seller contained in any schedule, certificate or other writing required under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of Seller under this Agreement. The Exhibits, Schedules and recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement is sought.
7.7    Specific Performance; Remedies Not Exclusive. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the need to show irreparable harm or to post bond. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.
7.8    GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
7.9    Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any Party hereto because such Party or its legal counsel drafted this Agreement or such provision.
7.10    Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.
7.11    Certain Definitions. For purposes of this Agreement:
(a)    the term “Acquired Accounts Receivable” means any accounts or notes receivable of Seller that are not an Excluded Accounts Receivable, including (i) all trade accounts receivable and other rights to payment from customers of Seller, which amounts as of the Closing Date are less than 90 days past due (based on the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of Seller, which amounts as of the Closing Date are less than 90 days past due (based on the date of invoice for such accounts receivable), (ii) all other accounts or notes receivable of Seller, which amounts as of the Closing Date are less than 90 days past due (based on the date of invoice for such accounts or notes receivable), and the full benefit of all security for such accounts or notes; (iii) any revenue of the Business generated on or prior to the Closing Date that has not yet been invoiced by Seller as of the Closing Date; and (iv) any claim, remedy or other right related to any of the foregoing;
(b)    the term “Adjusted Net Working Capital” means (x) the current assets of Seller (not including Cash Equivalents of Seller or any other Excluded Assets) minus (y) the current Liabilities of Seller (not including Indebtedness of Seller or any other Excluded Liabilities);
(c)    the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, now or in the future, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person;

(d)    the term “Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Dallas, Texas are permitted or required to be closed;
(e)    the term “Cash Equivalents” means the positive difference between (i) all cash, bank deposits, negotiable money orders and checks (including those held by Seller as of the Closing Date but not yet deposited), less (ii) all checks, drafts or wire transfers issued by Seller (including those not yet cleared) that are outstanding as of the Closing Date;
(f)    the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;
(g)    the term “Environmental Law” means any federal, state, local or foreign Law, Permit, judgment, requirement or agreement with any Governmental Body relating to: (i) the protection, preservation or restoration of the environment; or (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing;
(h)    the term “Excluded Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Seller, which amounts as of the Closing Date are 90 days or more past due (based on the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of Seller, which amounts as of the Closing Date are 90 days or more past due (based on the date of invoice for such accounts receivable), (ii) all other accounts or notes receivable of Seller, which amounts as of the Closing Date are 90 days or more past due (based on the date of invoice for such accounts or notes receivable), and the full benefit of all security for such accounts or notes; (iii) any accounts or notes receivable of Seller from a Related Party; and (iv) any claim, remedy or other right related to any of the foregoing;
(i)    the term “GAAP” means generally accepted accounting principles of the United States that are applicable from time to time, as consistently applied in prior periods;
(j)    the term “Governmental Body” means any governmental or quasi-governmental agency, authority, commission, board or other body;
(k)    the term “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, and includes any substance to which exposure is regulated by any Governmental Body or under any Environmental Law as of the Closing Date, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls;

(l)    the term “Indebtedness” means all obligations of Seller or the Selling Person for borrowed money, including all principal, accrued but unpaid interest, prepayment penalties, breakage costs or other similar amounts payable in respect of such borrowed money or the repayment thereof;
(m)    the term “Independent Accounting Firm” means an accounting firm of national reputation reasonably acceptable to Buyer and Seller for purposes of resolving any disputes pursuant to Section 1.6(e), Section 1.7(c) or Section 1.11;
(n)    the term “Intellectual Property” means any and all registered and unregistered patents, trademarks, service marks, logos, email addresses, domain names, trade names, and registered copyrights, and applications for and licenses (to or from Seller) with respect to any of the foregoing, and all computer software and software licenses, proprietary information, trade secrets, material and manufacturing specifications, drawings and designs owned by Seller and used in the Business or with respect to which Seller, with respect to the Business, has any license or use rights;
(o)    the term “Knowledge of Seller” or similar language, means facts, circumstances or occurrences that are within the actual knowledge of Darrell S. Freeman, Steven Howard Smith, Greg Welch, Rochelle Taylor or Dennis Waggoner after conducting an Inquiry. “Inquiry” shall mean, and shall be limited to, inquiry by the foregoing named Persons of only those Persons who report directly to the named Persons with responsibility for such subject matter in question;
(p)    the term “Lien” means any obligation, lien, claim, pledge, security interest, Liability, charge, spousal interest (community or otherwise), contingency or other encumbrance or claim of any nature;
(q)    the term “Party” means any of Buyer, Seller or the Selling Person;
(r)    the term “Permit” means any permit, license, authorization, approval, quality certification, franchise or right;
(s)    the term “Permitted Liens” means (i) mechanic’s and material men’s liens and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of the Business, the obligations of which are not overdue or otherwise delinquent, (ii) liens for Taxes that are not delinquent or are being contested in good faith and by appropriate proceedings to the extent disclosed on the Latest Balance Sheet, or (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the real property leased by Seller;
(t)    the term “Person” means any individual, corporation, partnership, Governmental Body or other entity;
(u)    the term “Proceeding” means any action, arbitration, audit, hearing, investigation or inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Body or arbitrator;
(v)    the term “Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form; and
(w)    the term “Target Net Working Capital” means the amount of $1,600,000.
7.12    Guaranty by the Selling Person. In consideration of the execution and delivery by Buyer of this Agreement, the Selling Person hereby guarantees absolutely and unconditionally to Buyer for a period of six (6) years after the Closing (a) the due and punctual performance, when and as due, of all obligations of Seller arising under or pursuant to this Agreement, and (b) the due and punctual payment of all sums, if any, now or hereafter owed by Seller arising under or pursuant to this Agreement.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:
BG Staffing, LLC
By: /s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and CEO

Solely for the purposes of Section 1.5(iii):
BG PARENT:
BG Staffing, Inc.
By: /s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and CEO

SELLER: Zycron, Inc. By: /s/ Darrell S. Freeman Name: Darrell S. Freeman Title: Executive Chairman and CEO
Solely for the purposes of Article VI and Section 7.12: SELLING PERSON: /s/ Darrell S. Freeman Darrell S. Freeman

[Signature Page to Asset Purchase Agreement]

91,443,004.1